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Exhibit 5.23



                                   June 27, 2002


Ralcorp  Holdings,  Inc.
800  Market  Street
Suite  2900
St.  Louis,  MO  63101

Re:  Registration  Statement  on  Form  S-8  Relating  to  2,135,136
     Shares  of  Common  Stock,  Par  Value  $.01  Per  Share,  To  Be
     Issued  Pursuant  to  the  Ralcorp Holdings, Inc. 2002 Incentive Stock Plan

Gentlemen:

I am Vice President and General Counsel of Ralcorp Holdings, Inc. (the "Company") and have represented the Company in connection with the Ralcorp
Holdings, Inc. Incentive Stock Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

(1) The shares of Common Stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

(2) The participations in the Plan to be extended to participants in the Plan will be, when extended in accordance with the Plan, validly issued.

I  consent to the filing of this Opinion with the Plan's Registration Statement.



                                   Sincerely,


                                     /s/ Robert W. Lockwood
                                   -----------------------------------
                                   Robert  W.  Lockwood
                                   Vice  President,  General  Counsel
                                   and  Secretary